Welwind Provides Update On Zhanjiang Windfarm; Yangxi Windfarm; New Transfer Agent and $500,000 Financing

Thursday January 17, 2:14 pm ET

SAN DIEGO, Jan. 17, 2008 (PRIME NEWSWIRE) -- Welwind Energy International Corp. (OTC BB:WWEI.OB - News) (the ``Company''), announces corporate update.

Zhanjiang Windfarm -- During the due diligence period for the PPA, an issue with the local Port Authority arose requiring meetings with various levels of the Zhanjiang Government and the Port Authority. In a meeting that took place this week between Welwind Management and its Directors, along with high ranking officials of the Port Authority and Government, all outstanding issues have been resolved and the PPA is proceeding as expected.

Welwind Directors have been present in China since the Company's last news release and are committed to remaining in China until PPA completion. The Company has no concerns with obtaining the PPA.

Yangxi Windfarm -- The Company is pleased to announce that after obtaining 16 months of data from its met tower at the Yangxi location, a formal Project Proposal was submitted today to the Yangxi Government. All data collected to date shows promising results for the future build out of this wind farm.

$500,000 Financing -- The Company has completed a $500,000 financing which will be split amongst the two projects and head office for overhead costs. This financing will adequately sustain the public Company's legal, auditing, accounting and administrative costs until the PPA and project financing.

``We would like to reiterate that we understand the shareholder's need for updates on the Company and will provide them as soon as they are available. We continue to be very excited about the Company's direction and look forward to completing all the necessary, and lengthy, paperwork needed to complete the PPA. We also look forward to providing additional news in the coming weeks,'' says Tammy-Lynn McNabb, President of Welwind.

New Transfer Agent -- The Company has changed its transfer agent from Select Fidelity Transfer Services to Wall Street Transfer Agents. Notice was given to the transfer agent on January 14. The contact for the new transfer agent is Mitz Lehner -- Toll Free: 1-866-455-WSTA (9782). An 8K will be filed accordingly.

ABOUT WELWIND

Welwind Energy International Corp. is committed to providing the best resource option available for renewable energy, protecting our environment, empowering communities, bolstering local economies and respecting the rights of future generations.

Welwind Energy International was founded to build, own and operate wind farms on an international scale. The Company's goal is to become a leading provider of clean energy products for the residential, business and governmental consumer.

The Welwind Energy International Corporation logo is available at: http://www.primenewswire.com/newsroom/prs/?pkgid=3727

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:
         Welwind Energy International Corp.
         604-460-8487
         tf: 866-677-2272
         info@welwind.com
         www.welwind.com

Source: Welwind Energy International Corporation